SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2015

BANC OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 236-5211

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Joint Compensation, Nominating and Corporate Governance Committee (the “Committee”) of the Boards of Directors of Banc of California, Inc. (the “Company”) and its wholly owned banking subsidiary Banc of California, N.A. (the “Bank”), with the assistance of independent compensation consultants and outside employment and benefits counsel, reviewed the compensation arrangements with Jeffrey T. Seabold under Mr. Seabold’s May 13, 2013 employment agreement with the Bank in light of his appointment on February 24, 2015 as Chief Banking Officer, after having served as Chief Lending Officer. As a result of its review, the Committee determined to increase Mr. Seabold’s annual base salary and to eliminate or reduce certain incentive compensation features in Mr. Seabold’s prior agreement, which were tied to more narrow performance metrics, and include what were deemed to be more appropriate corporate-wide and bank level metrics suitable to Mr. Seabold’s expanded role and additional responsibilities as Chief Banking Officer. Based upon that determination, on April 10, 2015, the Bank entered into an amended and restated employment agreement, effective as of April 1, 2015 (the “Employment Agreement”), with Mr. Seabold as Executive Vice President and Chief Banking Officer of the Bank.

The Employment Agreement, which amends and restates Mr. Seabold’s prior employment agreement, provides for a term of three years, with an automatic renewal on the second anniversary of the effective date and on each anniversary thereafter, so as to expire two years from each such renewal date, unless previously terminated or unless the Bank timely provides a notice of non-renewal to Mr. Seabold. The Employment Agreement provides Mr. Seabold with a minimum annual base salary of $750,000 as well as: (i) an annual bonus (the “Annual Bonus”) to be paid in the form of an award under the Company’s 2013 Omnibus Stock Incentive Plan (the “Plan”) based on the attainment of performance objectives determined and established by the Committee, taking into account, as appropriate, the criteria deemed relevant related to performance of the Bank, with an annual target bonus of 100% of his annual base salary (the “Targeted Annual Bonus”), pro-rated for any partial year. The actual Annual Bonus, which could be higher or lower than the Targeted Annual Bonus, shall be paid in cash or equity awards with no more than 50% of the actual Annual Bonus for any year paid in the form of equity awards; (ii) an annual incentive bonus (the “Incentive Bonus”) in the form of an award under the Plan based on the attainment of performance objectives and metrics determined and established by the Committee, taking into account, as appropriate the criteria deemed relevant related to the performance of the Company, with an annual target incentive bonus of 100% of the Annual Bonus actually received by Mr. Seabold for such fiscal year (the “Targeted Incentive Bonus”), pro-rated for any partial year. The actual Incentive Bonus, which could be higher or lower than the Targeted Incentive Bonus, shall be paid in cash and equity awards with no more than 50% of the actual Incentive Bonus for any year paid in the form of equity awards; and (iii) in lieu of compensation that Mr. Seabold would have otherwise have been entitled to receive under his prior employment agreement, a 2015 transitional bonus (the “Transitional Bonus”), solely for each of the fiscal quarters ending June 30, 2015, September 30, 2015 and December 31, 2015, of up to a maximum of $250,000 per quarter in the form of an award under the Plan based upon the attainment on both a quarterly and cumulative basis, of performance objectives and metrics determined and established by the Committee, taking into account, as appropriate, the criteria deemed relevant related to overall performance of the residential lending division of the Bank. The actual Transitional Bonus shall be paid in cash in quarterly installments, each installment due no later than sixty (60) days following the end of each the three fiscal quarters during 2015 to which the Transitional Bonus relates.

In the event of a termination of employment without “cause” or a resignation for “good reason,” under the Employment Agreement, Mr. Seabold is entitled to: (i) severance consisting of either 1.5 times the sum of his base salary, the actual Annual Bonus and the actual Incentive Bonus received by Mr. Seabold in respect of the most recently completed fiscal year prior to the termination date, or, following a change in control, the severance multiple would be 2, and be based upon the sum of his base salary and the Targeted Annual Bonus as well as the Targeted Incentive Bonus, in either case payable in installments over a twenty-four month period following termination of employment; (ii) to the extent not previously paid, and subject to the achievement of any performance goals, Mr. Seabold is entitled to a bonus (prorated for the year during which the date of termination occurs), which is equivalent to the Targeted Annual Bonus and the Targeted Incentive Bonus, payable no later than March 15 the year following the year in which the termination occurs; (iii) the immediate vesting of any equity awards held by Mr. Seabold, with any stock options or stock appreciation rights remaining exercisable for the remainder of their original full terms; and (iv) 18 months (24 months following a change in control) of continued medical and dental benefits. Mr. Seabold is also subject to customary confidentiality and corporate opportunity restrictions, and employee non-solicitation restrictions while he is employed by the Bank and for a period, generally, of twenty-four months following termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BANC OF CALIFORNIA, INC.

Date: April 16, 2015	By:	/s/ John C. Grosvenor
John C. Grosvenor
Executive Vice President, General Counsel and Corporate Secretary

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